Exhibit 99.1

March 15, 2013

My fellow shareholders,

On behalf of the Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst”), I am pleased to announced that AmerInst has declared its 56th consecutive dividend to be paid on or before March15, 2013 to shareholders of record as of February 28, 2013. Your dividend check for 25 cents per share is enclosed.

With your continued support, we have recently increased sales and are working to expand the reach of our accountants’ and lawyers’ professional liability programs. In 2012, our Crum & Forster premium increased to $3.2 million, or approximately 120% compared to 2011. This increase is also reflected in our insurance subsidiary’s results, as it reinsures approximately half of that premium.

We hope that many of you are taking advantage of our new leading-edge renewal capabilities. Our web-enabled technology has been enhanced to provide policyholders in smaller firms with online functionality and reminders when it is time to renew. A policyholder can see a quote, provide an e-signature, pay online and view other quote options. It’s never been easier. We have also added a security incident and identification theft extension endorsement to our Protexure Accountants’ program that offers protection from a data breach – at no additional cost. For more information, visit www.protexureaccountants.com

If you have questions or would like more information about AmerInst, please feel free to contact me at 505-998-3205 or idiamond@redw.com

Shareholder inquiries and requests for change of mailing or email address, transfer, name change, or redemption of shares should be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd.—Shareholder Services, c/o Cedar Management Limited, P.O. Box HM 1601, Hamilton HM GX, Bermuda. Tel: 800-422-8141/Fax: 441-295-1702; email: amerinst@cedar.bm

Sincerely,

Irvin F. Diamond, CPA

Chairman

This Chairman’s Letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements, as well as specific statements regarding (i) our ability to continue meeting our obligations to policyholders and shareholders, (ii) the progress and high percentage of policy renewals with our accountants’ and lawyers’ professional liability programs, (iii) our ability to maintain our A.M. Best Co. rating at or above its current level, and (iv) our ability to declare and pay dividends to our shareholders in the future. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause actual results to differ materially include difficult economic conditions and unexpected changes in insurance laws and regulations. Additional risk factors related to AmerInst and an investment in our common stock are contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2011. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.